Exhibit 99.1

Sound Financial Bancorp, Inc. Reports 2nd Quarter
Net Income of $1.3 million or $0.50 per share

Seattle, Wash., July 27, 2017 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the “Company”) for Sound Community Bank (the “Bank”), today reported net income of $1.3 million for the quarter ended June 30, 2017, or diluted earnings per share of $0.50, as compared to net income of $1.4 million, or diluted earnings per share of $0.54, for the quarter ended March 31, 2017 and $1.3 million, or diluted earnings per share of $0.49, for the quarter ended June 30, 2016.

“Loan production continues to improve reflecting the strong economic conditions in our market.  This is also reflected in the continuing strong credit performance and negligible loan charge-offs,” said Laurie Stewart, President and CEO of the Company and the Bank.  “We are also excited about our completed acquisition of the University Place branch which expands our footprint in Pierce County creating opportunities for both deposit and loan growth,” concluded Ms. Stewart.

Highlights for the quarter include:

●	The Company completed its University Place, WA branch acquisition, acquiring $14.5 million in deposits
●	The Company purchased a building in Sequim, WA which we anticipate opening as a new loan production office later this year
●	Net loans increased 1.0% to $489.1 million at June 30, 2017, from $484.5 million at March 31, 2017 and increased 6.4% from $459.8 million at June 30, 2016
●	Deposits increased 2.7% to $493.7 million at June 30, 2017, from $480.8 million at March 31, 2017 and increased 11.2% from $443.9 million at June 30, 2016
●	Total assets increased 2.2% to $588.3 million at June 30, 2017, from $575.4 million at March 31, 2017 and increased 8.6% from $541.8 million at June 30, 2016
●
Net interest income remained stable at $5.8 million for both the quarters ended June 30, 2017, and  March 31, 2017 and increased $320,000, or 5.9%, from $5.4 million during the quarter ended June 30, 2016

●
The net interest margin increased to 4.33% during the quarter ended June 30, 2017, as compared to 4.28% for the quarter ended March 31, 2017 and increased from 4.26% for the quarter ended June 30, 2016

●
Mortgage servicing income increased $131,000, or 51.8%, to $384,000 during the quarter ended June 30, 2017, compared to $253,000 during the quarter ended March 31, 2017 and increased $176,000, or 84.6%, from $208,000 during the quarter ended June 30, 2016

●	The gain on the sale of loans was $261,000 for the three months ended June 30, 2017 compared to $171,000 for the three months ended March 31, 2017 and $341,000 for the quarter ended June 30, 2016

Both the Company and Bank continue to maintain capital levels in excess of the regulatory requirements and the Bank continued to be categorized as “well-capitalized” at June 30, 2017.

Operating Results

Net interest income remained stable at $5.8 million for both the quarters ended June 30, 2017, and March 31, 2017 and increased $320,000, or 5.9%, from $5.4 million during the quarter ended June 30, 2016.  The change from the comparable period a year ago was primarily a result of higher interest income on loans, due to higher average balances, and a lower loan loss provision, partially offset by higher interest expense.

Interest income decreased $75,000, or 1.1%, to $6.5 million during the quarter ended June 30, 2017, compared to $6.6 million during the quarter ended March 31, 2017 and increased $374,000, or 6.1%, compared to the quarter ended June 30, 2016.  Interest income on loans remained stable at $6.4 million for the quarters ended June 30 and March 31, 2017 and increased $307,000, or 5.1%, from $6.1 million during the quarter ended June 30, 2016.  The change from the comparable period last year was due to the increase in the average daily loan balances.  The weighted-average yield on the loan portfolio was 5.21% for the quarter ended June 30, 2017, compared to 5.20% for the three months ended March 31, 2017 and 5.17% for the quarter ended June 30, 2016.

Interest expense decreased $32,000, or 4.0%, to $763,000 during the quarter ended June 30, 2017, compared to $795,000 during the quarter ended March 31, 2017 and increased $54,000, or 7.6%, from $709,000 compared to the quarter ended June 30, 2016.  Interest expense on deposits decreased $15,000, or 2.1% to $688,000 for the quarter ended June 30, 2017, compared to $703,000 for the quarter ended March 31, 2017 and increased $34,000, or 5.2%, from $654,000 during the quarter ended June 30, 2016.  The decrease from the sequential quarter was a result of the change in the mix of our deposits.  The increase from the comparable period one year ago was primarily the result of higher average deposit balances for the period ended June 30, 2017 which increased to $474.9 million at June 30, 2017, as compared to $469.1 million and $443.9 million at March 31, 2017 and June 30, 2016, respectively.  The total cost of borrowings decreased $17,000, or 18.5%, to $75,000 during the quarter ended June 30, 2017, from $92,000 during the quarter ended March 31, 2017 and increased $20,000, or 36.4%, from $55,000 for the quarter ended June 30, 2016.  The decrease in the borrowing cost for the current quarter compared to the sequential quarter was a result of the decrease in the average balance of borrowings.  The increase for the year over year period was primarily a result of an increase in the overnight borrowing rates reflecting recent increases in the federal funds rate.  Average borrowings, consisting of Federal Home Loan Bank advances, decreased to $25.3 million for the quarter ended June 30, 2017, compared to $41.9 million for the quarter ended March 31, 2017 and $38.9 during the quarter ended June 30, 2016.

The net interest margin was 4.33% for the quarter ended June 30, 2017, compared to 4.28% for the quarter ended March 31, 2017 and 4.26% for the quarter ended June 30, 2016.

We recorded no provision for loan losses for the quarters ended June 30 and March 31, 2017 and $100,000 for the quarter ended June 30, 2016.  Net charge-offs for the second quarter of 2017 totaled $3,000 compared to net recoveries of $16,000 for the first quarter of 2017 and $29,000 during the quarter ended June 30, 2016.  Nonperforming loans decreased to $3.3 million at June 30, 2017 compared to $3.4 million at March 31, 2017 and $4.5 million at June 30, 2016.

Noninterest income decreased $13,000, or 1.3%, to $983,000 for the quarter ended June 30, 2017, compared to $996,000 for the quarter ended March 31, 2017.  Noninterest income decreased $227,000, or 18.8%, from $1.2 million for the quarter ended June 30, 2016.  The decrease from the preceding quarter was primarily the result of a $216,000 decline in the fair value adjustment on mortgage servicing rights and a $19,000 decline in service charges and fee income, partially offset by a $131,000 increase in mortgage servicing income and $90,000 increase in gains on the sale of mortgage loans. Mortgage servicing income and gains on the sale of mortgage loans increased as a result of increased originations and sales during the period as compared to one year ago.  The decrease from the year ago period was a result of a $160,000 decline in service charges and fee income, a $160,000 decline in the fair value adjustment on mortgage servicing rights and an $80,000 decline in the gains on sale of mortgage loans, partially offset by a $176,000 increase in mortgage servicing income.

Noninterest expense increased $179,000, or 3.9%, to $4.8 million for the quarter ended June 30, 2017, from $4.6 million for the quarter ended March 31, 2017 and $141,000, or 3.0%, from $4.7 million for the quarter ended June 30, 2016.  The increases from both periods were primarily due to higher occupancy expenses which are reported as “other noninterest expense.” These increases were a result of the costs associated with the relocation of the Company’s headquarters to the new location and the continuing lease-related expenses for the old administrative building location.  Occupancy expenses are anticipated to be higher going forward due to our assumption of the lease of the University Place branch and the costs associated with the purchase of the new loan production office in Sequim, as well as amortization expenses resulting from purchases of fixed assets and tenant improvements for these locations.

The efficiency ratio for the quarter ended June 30, 2017 was 71.22%, compared to 67.99% for the quarter ended March 31, 2017 and 69.51% for the quarter ended June 30, 2016.  The increase in the efficiency ratio compared to the prior quarter and the comparable quarter one year ago was primarily due to higher noninterest expenses and lower fee income.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at June 30, 2017 were $588.3 million, compared to $575.4 million at March 31, 2017 and $541.8 million at June 30, 2016.  The increase from March 31, 2017 primarily was a result of higher cash balances, an increase in the loan portfolio and increases in premises and equipment and other assets, partially offset by a decrease in loans held for sale.  The increase from June 30, 2016 primarily was a result of higher cash balances, an increase in the loan portfolio and an increase in premises and equipment, partially offset by a decrease in investment securities available-for-sale.

The acquisition of the University Place branch, located in Pierce County, WA, closed on June 30, 2017, resulting in an increase in deposits and cash balances of $14.5 million.  The purchase of the property in Sequim as a future loan production office was the primary reason for the increase in premises and equipment.

Investment securities available-for-sale totaled $6.2 million at June 30, 2017, compared to $6.4 million at March 31, 2017 and $7.4 million at June 30, 2016.  The decreases for both the quarter over quarter and year over year time periods were due to normal principal pay downs on the investments.

Gross loans totaled $493.9 million at June 30, 2017, compared to $489.3 million at March 31, 2017 and $464.6 million at June 30, 2016.  The increases as compared to March 31, 2017 and June 30, 2016 were predominately in the commercial and multifamily and floating home loan portfolios.  At June 30, 2017, commercial and multifamily real estate loans accounted for 39.4% of the gross loan portfolio and one- to four- family loans accounted for 29.9% of the portfolio.  Consumer loans, consisting of home equity, manufactured and floating homes, and other consumer loans accounted for 15.0% of the portfolio.  Construction and land loans accounted for 10.6% of the portfolio and commercial and industrial loans accounted for the remaining 5.1% of the portfolio.

Nonperforming assets (“NPAs”), which are comprised of non-accrual loans, nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets, decreased to $4.2 million, or 0.72% of total assets, at June 30, 2017 compared to $4.3 million, or 0.75% of total assets at March 31, 2017 and $5.3 million, or 0.97% of total assets at June 30, 2016.

The following table summarizes our NPAs:

Nonperforming Loans:	June 30, 2017		March 31, 2017		June 30, 2016
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$2,039	48.3%	$2,056	47.5%	$1,244	23.6%
Home equity loans	691	16.4	798	18.4	661	12.6
Commercial and multifamily	211	5.0	215	5.0	2,144	40.7
Manufactured homes	98	2.3	70	1.6	150	2.9
Other consumer	-	-	-	-	22	0.4
Commercial business	229	5.4	238	5.5	261	5.0
Total nonperforming loans	3,268	77.4	3,377	78.0	4,482	85.2

OREO and Other Repossessed Assets:
One- to four- family	342	8.1	342	7.9	153	2.9
Commercial and multifamily	600	14.2	600	13.9	600	11.4
Manufactured homes	10	0.3	10	0.2	27	0.5
Total OREO and other repossessed assets	952	22.6	952	22.0	780	14.8
Total nonperforming assets	$4,220	100.0%	$4,329	100.0%	$5,262	100.0%

The following table summarizes the allowance for loan losses:

	Quarter Ended:
Allowance for Loan Losses	June 30,	March 31,	June 30,
(in $000s, unaudited)	2017	2017	2016
Balance at beginning of period	$4,838	$4,822	$4,709
Provision for loan losses during the period	-	-	100
Net loan recoveries (charge-offs) during the period	(3)	16	29
Balance at end of period	$4,835	$4,838	$4,838

Allowance for loan losses to total loans	0.98%	0.99%	1.04%
Allowance for loan losses to total nonperforming loans	147.95%	143.26%	107.94%

The allowance for loan losses to total loans decreased to 0.98% for the quarter ended June 30, 2017, compared to 0.99% for the quarter ended March 31, 2017 and from 1.04% for the quarter ended June 30, 2016.  There were net charge-offs of $3,000 for the quarter ended June 30, 2017, compared to net recoveries of $16,000 for the quarter ended March 31, 2017 and $29,000 for the quarter ended June 30, 2016.

Deposits increased to $493.7 million at June 30, 2017, compared to $480.8 million at March 31, 2017 and increased from $443.9 million at June 30, 2016.  The increase in deposits was principally a result of the purchase of the University Place branch.  Borrowings decreased to $25.0 million at June 30, 2017, compared to $25.6 million at March 31, 2017 and from $35.6 million at June 30, 2016.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company’s ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company’s market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	June 30, 2017	March 31, 2017	June 30, 2016
Interest income	$6,517	$6,592	$6,143	(1.1)%	6.1%
Interest expense	763	795	709	(4.0)	7.6
Net interest income	5,754	5,797	5,434	(0.7)	5.9
Provision for loan losses	-	-	100	nm	(100.0)
Net interest income after provision for loan losses	5,754	5,797	5,334	(0.7)	7.9
Noninterest income:
Service charges and fee income	492	511	652	(3.7)	(24.5)
Increase in cash surrender value of life insurance	82	81	85	1.2	(3.5)
Mortgage servicing income	384	253	208	51.8	84.6
Fair value adjustment on mortgage servicing rights	(236)	(20)	(76)	1,080.0	210.5
Gain on sale of loans	261	171	341	52.6	(23.5)
Total noninterest income	983	996	1,210	(1.3)	(18.8)
Noninterest expense:
Salaries and benefits	2,662	2,691	2,618	(1.1)	1.7
Operations expense	1,029	1,021	1,084	0.8	(5.1)
Data processing	438	407	444	7.6	(1.4)
Net loss on OREO and repossessed assets	11	3	6	266.7	83.3
Other noninterest expense	658	497	505	32.4	30.3
Total noninterest expense	4,798	4,619	4,657	3.9	3.0
Income before provision for income taxes	1,939	2,174	1,887	(10.8)	2.8
Provision for income taxes	636	760	633	(16.3)	0.5
Net income	$1,303	$1,414	$1,254	(7.9)%	3.9%

Nm = not meaningful

	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
	June 30, 2017	March 31, 2017	June 30, 2016
KEY FINANCIAL RATIOS (unaudited)
Annualized return on average assets	0.92%	0.98%	0.94%	(6.1)%	(2.1)%
Annualized return on average equity	8.24	9.23	9.04	(10.7)	(8.8)
Annualized net interest margin	4.33	4.28	4.26	1.2	1.6
Annualized efficiency ratio	71.22%	67.99%	69.51%	4.8%	2.5%

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(Shares in thousands, unaudited)	June 30, 2017	March 31, 2017	June 30, 2016
Basic earnings per share	$0.52	$0.57	$0.51	(8.8)%	(2.0)%
Diluted earnings per share	0.50	0.54	0.49	(7.4)	(2.0)
Weighted average basic shares outstanding	2,501	2,500	2,481	-	0.8
Weighted average diluted shares outstanding	2,597	2,597	2,579	-	0.7
Common shares outstanding at period-end	2,502	2,500	2,480	0.1	0.9
Book value per share	$25.13	$24.65	$22.90	1.9%	9.7%

CONSOLIDATED BALANCE SHEET				Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	June 30, 2017	March 31, 2017	June 30, 2016
ASSETS
Cash and cash equivalents	$59,956	$52,807	$45,187	13.5%	32.7%
Securities available-for-sale, at fair value	6,200	6,359	7,393	(2.5)	(16.1)
Loans held-for-sale	720	1,970	687	(63.5)	4.8
Total loans, gross	493,896	489,290	464,648	0.9	6.3
Allowance for loan losses	(4,835)	(4,838)	(4,838)	(0.1)	(0.1)
Loans, net	489,061	484,452	459,810	1.0	6.4
Accrued interest receivable	1,677	1,754	1,592	(4.4)	5.3
Bank-owned life insurance, net	12,429	12,163	11,914	2.2	4.3
OREO and other repossessed assets, net	952	952	780	-	22.1
Mortgage servicing rights, at fair value	3,450	3,558	3,026	(3.0)	14.0
FHLB stock, at cost	1,705	1,731	2,073	(1.5)	(17.8)
Premises and equipment, net	7,467	6,009	5,088	24.3	46.8
Other assets	4,634	3,621	4,209	28.0	10.1
Total assets	$588,251	$575,376	$541,759	2.2	8.6
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits	$418,724	$409,191	$384,323	2.3	9.0
Noninterest-bearing deposits	75,020	71,631	59,544	4.7	26.0
Total deposits	493,744	480,822	443,867	2.7	11.2
Accrued interest payable and other liabilities	6,637	7,295	5,468	(9.0)	21.4
Borrowings	25,000	25,631	35,613	(2.5)	(29.8)
Total liabilities	525,381	513,748	484,948	2.3	8.3
Shareholders’ equity:
Common stock	25	25	25	-	-
Paid-in capital	24,300	24,134	23,247	0.7	4.5
Unearned shares – ESOP	(683)	(683)	(911)	-	(25.0)
Retained earnings	39,089	38,037	34,228	2.8	14.2
Accumulated other comprehensive gain	139	115	222	20.9	(37.4)
Total shareholders’ equity	62,870	61,628	56,811	2.0	10.7
Total liabilities and shareholders’ equity	$588,251	$575,376	$541,759	2.2%	8.6%

CREDIT QUALITY DATA (Dollars in thousands, unaudited)	June 30, 2017	March 31, 2017	June 30, 2016	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$1,819	$1,921	$3,777	(5.3)%	(51.8)%
Nonperforming TDRs	1,449	1,456	705	(0.5)	105.5
Total nonperforming loans	3,268	3,377	4,482	(3.2)	(27.1)
OREO and other repossessed assets	952	952	780	-	22.1
Total nonperforming assets	$4,220	$4,329	$5,262	(2.5)	(19.8)
Performing TDRs on accrual	$2,254	$2,756	$4,764	(18.2)	(52.7)
Net (recoveries) charge-offs during the quarter	3	(16)	(29)	(118.8)	(110.3)
Provision for loan losses during the quarter	-	-	100	-	nm
Allowance for loan losses	4,835	4,838	4,838	(0.1)	(0.1)
Allowance for loan losses to total loans	0.98%	0.99%	1.04%	(1.1)	(5.8)
Allowance for loan losses to total nonperforming loans	147.95%	143.26%	107.94%	3.3	37.1
Nonperforming loans to total loans	0.66%	0.69%	0.96%	(4.3)	(31.3)
Nonperforming assets to total assets	0.72%	0.75%	0.97%	(4.0)%	(25.8)%

OTHER PERIOD-END STATISTICS
(Dollars in thousands, unaudited)
Sound Community Bank:
Loan to deposit ratio	99.05%	100.75%	103.61%	(1.7)%	(4.4)%
Noninterest-bearing deposits / total deposits	15.19	14.90	13.41	1.9	13.3
Leverage ratio(1)	10.85	10.71	10.14	1.3	7.0
Common Equity Tier 1 (CET1) risk-based capital ratio(1)	13.02	13.04	12.80	(0.2)	1.7
Tier 1 risk-based capital ratio(1)	13.02	13.04	12.80	(0.2)	1.7
Total risk-based capital ratio(1)	14.08	14.15	13.96	(0.5)	0.9
Total risk-weighted assets	$472,290	$453,216	$431,605	4.2	9.4
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$568,691	$577,237	$545,645	(1.5)	4.2
Average total equity for the quarter	63,251	61,302	56,611	3.2%	11.7%

(1)
Under FDIC regulations, the regulatory capital requirements for the Bank to be considered well capitalized are 5% for Leverage-based capital, 6.5% for CETI, 8% for Tier 1 risk-based capital and 10% for total risk-based capital.

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305